Exhibit 5.3

April 16, 2009

Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Petrohawk Energy Corporation, a Delaware corporation (the “Company” or “Petrohawk”), of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of $600,000,000 in principal amount of the Company’s 10.5% Senior Notes due 2014 (the “Exchange Notes”) for issuance in exchange for the Company’s outstanding 10.5% Senior Notes due 2014 (the “Outstanding Notes”). The Exchange Notes are being issued under an Indenture, dated as of January 27, 2009 (the “Indenture”), between the Company, the guarantors defined therein, including Bison Ranch LLC, an Idaho limited liability company (“Bison”) and a subsidiary of Petrohawk (the “Guarantors”), and U.S. Bank National Association, as trustee and collateral agent (“Trustee”), based on an obligation arising under a Registration Rights Agreement, dated January 27, 2009, between the Company, the Guarantors, and the initial purchasers defined therein (the “Registration Rights Agreement”), which contains a commitment by the Company to issue the Exchange Notes to be guaranteed by the Guarantors. The Guarantors have executed the Indenture and the Registration Rights Agreement to evidence their acceptance to be bound by the provisions thereof, and the Indenture contains a guarantee by each of the Guarantors of the obligations of the Company under the Outstanding Notes and the Exchange Notes (“Subsidiary Guarantees”). Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Indenture.

In connection with such matters, we have examined the Indenture (including the Subsidiary Guarantees contained therein) and the Registration Rights Agreement (together, the “Transaction Documents”), exclusive of any exhibits, schedules or certificates attached thereto, and the terms Indenture, Registration Rights Agreement and Transaction Documents shall not include any other documents, contracts or matters referred to or described therein. We also have reviewed the following documents (the “Company Documents”):

(a) a Certificate of Existence dated January 21, 2009, and a Certificate of Existence dated April 10, 2009, each with respect to Bison and issued by the Secretary of State of the State of Idaho (the “State”);

Holland & Hart LLP    Attorneys at Law

Phone (208) 342-5000  Fax (208) 343-8869  www.hollandhart.com

U.S. Bank Plaza 101 South Capitol Blvd. Suite 1400 Boise, Idaho 83702-7714    Mailing Address P. O. Box 2527 Boise, Idaho 83701-2527

Aspen Billings Boise Boulder Carson City Cheyenne Colorado Springs Denver Denver Tech Center Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

Petrohawk Energy

April 16, 2009

(b) the Articles of Organization of Bison as amended through May 9, 2008, certified by the Secretary of State of the State on January 21, 2009 and on April 10, 2009 (“Articles”);

(c) the Amended and Restated Operating Agreement of Bison Ranch LLC made and executed on August 3, 2007 by One TEC, LLC (the “Member”), as the sole Member of Bison (the “Operating Agreement”);

(d) a Bison Ranch LLC Secretary’s Certificate dated January 27, 2009, as to organizational status and incumbency of officers of Bison; Petrohawk Energy Corporation Secretary’s Certificate dated January 27, 2009, as to the organizational status and incumbency of officers of Petrohawk; Written Consent of the Manager of Bison Ranch LLC, dated as of January 22, 2009; Minutes of a Meeting of the Board of Directors of Petrohawk Energy Corporation dated as of January 19, 2009 (“Jan. 19th Meeting”), and Resolutions of the Board of Directors of Petrohawk Energy Corporation set forth in the Minutes of meeting of the Board of Directors of Petrohawk Energy Corporation dated as of January 19, 2009, certified by the Secretary of Petrohawk as having been approved and adopted at that meeting of the Board of Directors on January 19, 2009, said Minutes having been signed as approved by the Chairman of the Board of Petrohawk Energy Corporation; Minutes of (telephonic) Meeting of the Board of Directors of Petrohawk Energy Corporation dated as of January 22, 2009 (“Jan. 22nd Meeting,” and with the Jan. 19th Meeting, the “Meetings”), and Resolutions of the Board of Directors of Petrohawk Energy Corporation set forth in the Minutes of telephonic meeting of the Board of Directors of Petrohawk Energy Corporation dated as of January 22, 2009, certified by the Secretary of Petrohawk as having been approved and adopted at the telephone meeting of the Board of Directors on January 22, 2009, said Minutes having been signed as approved by the Chairman of the Board of Petrohawk Energy Corporation (collectively, the “Resolutions”); and

(e) a Certificate of Secretary of Petrohawk Energy Corporation, the Manager of Bison (“Manager”), dated as of January 27, 2009, certifying as to the status of the Company and Bison and other factual matters.

We have assumed with your permission that (i) the Meetings referenced above were duly noticed and held for the purposes stated therein and the resolutions set forth in the Minutes were duly adopted by the Board of Directors at such Meetings; (ii) none of the Company Documents has been withdrawn, modified, amended, supplemented, rescinded, revoked or terminated, (iii) there exist no other consents or resolutions adopted by Bison or its Member, Manager, or the Company after January 27, 2009 pertaining to the Transaction Documents or the matters contemplated thereunder; (iv) the statements and certifications in the Secretary Certificate were when made, and are as of the date hereof, true, accurate and complete; (v) as to matters of fact, the truthfulness of the representations made or otherwise incorporated in the Transaction Documents; (vi) neither of the Transaction Document has been modified, amended, supplemented, rescinded, revoked or terminated; (vii) there are no agreements or understandings

Petrohawk Energy

April 16, 2009

among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement or qualify the terms of the Transaction Documents or the Outstanding Notes or the Exchange Notes; (viii) the genuineness of all signatures; (ix) the legal capacity of all natural persons; (x) the authenticity of the originals of the documents submitted to us; (xi) the conformity to authentic originals of any documents submitted to us as copies; (xii) Bison as a Guarantor received and will continue to receive a direct benefit from the transactions described in and contemplated by the Transaction Documents; (xiii) the execution, delivery and performance by Bison of the Transaction Documents did not and will not result in any conflict with or breach of any agreement or document binding on Bison; (xiv) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party was or is required for the due execution, delivery or performance by Bison of the Transaction Documents and that, if any such authorization, approval, action, notice of filing was or is required for Bison’s performance of its obligations under the Transaction Documents, it has been duly obtained, taken, given or made and is in full force and effect; and (xv) neither Bison nor its assets is subject to the continuing supervision of any court, regulatory body, or other governmental authority or any judgment, order, or decree of any court, regulatory body, or other governmental authority.

Other than our review of the Transaction Documents and Company Documents (the “Documents’), we have not reviewed any other documents or made any independent investigation for the purpose of rendering our opinions, and we make no representation as to the scope or sufficiency of our document review for your purposes. With your consent, our opinions are qualified in all respects by the scope of such document examination. As to factual matters, we have relied, without independent investigation, upon the truth, accuracy and completeness of the statements, representations, warranties and certifications contained in the Documents. We have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. Bison is a limited liability company validly existing in good standing under the laws of the State.

2. The Transaction Documents were duly authorized by all necessary limited liability company action by Bison and were duly executed and delivered by Bison. Bison has the requisite limited liability power and authority to perform its obligations under the Transaction Documents, including the Subsidiary Guarantees.

3. The execution, delivery and performance of the Transaction Documents by Bison do not contravene any provision of the Articles or Operating Agreement of Bison.

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April 16, 2009

4. The guaranty by Bison of the obligations of the Company under the Outstanding Notes and the Exchange Notes pursuant to the terms of the Subsidiary Guarantees under the Indenture constitutes a binding obligation of Bison.

The opinions expressed herein are limited solely to the laws of the State. We have made no inquiry into, and we express no opinion as to (a) the statutes, regulations, treaties, common laws or other laws of any other state or jurisdiction; or (b) the effect of, or compliance with tax, bankruptcy, antitrust, antifraud, or securities laws, rules or regulations.

We express no opinion as to any matter other than as expressly set forth above, and no other opinion is intended to be implied or inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation hereby and disclaim any obligation to advise you of any change in law, facts or circumstances occurring after the date hereof pertaining to any matter referred to herein.

This opinion is provided as a legal opinion only, effective as of the date of this letter, and not as a guaranty or warranty of the matters discussed herein or as representations of fact. We understand that the addressee has made such independent investigations of the facts as the addressee deemed necessary, and that the determination of the extent of those investigations that are necessary has been made independent of this opinion letter.

This opinion letter is rendered in connection with the transactions contemplated by the Transaction Documents. We consent to the filing of this opinion as an exhibit to the Registration Statement. Subject to the same limitations and qualifications contained herein as are applicable to the addressee, we consent to the reliance on this opinion by (i) the Trustee and (ii) Thompson & Knight LLP in connection with its opinion regarding the enforceability of the Subsidiary Guarantees against Bison. Without our prior written consent, this opinion letter may not be relied upon by any other person or for any other purpose, and may not be published or quoted to, or filed with, any other person.

Very truly yours,